Exhibit 99.1

Analyst Contact:

Kurt Abkemeier investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Reports First Quarter Results and Increases 2014 Financial Estimates

Financial and operating highlights include:

•	First quarter 2014 voice revenue of $56.2 million, compared with $50.5 million in the first quarter of 2013 and $50.2 million in the fourth quarter of 2013;

•	Net income of $9.2 million in the first quarter of 2014, compared with net income of $6.9 million in the first quarter of 2013 and net income of $8.8 million in the fourth quarter of 2013;

•	Adjusted EBITDA (a non-GAAP financial measure) of $20.2 million in the first quarter of 2014, compared with $18.1 million in the first quarter of 2013 and $18.0 million in the fourth quarter of 2013 (see the reconciliation table at the end of this press release for a reconciliation to net income);

•	Free cash flow (a non-GAAP financial measure) of $17.6 million in the first quarter of 2014, compared with $12.0 million in the first quarter of 2013 and $15.4 million in the fourth quarter of 2013 (see the reconciliation table at the end of this press release for a reconciliation to net income);

•	Billed minutes of 33.1 billion in the first quarter of 2014, compared with 30.6 billion in the first quarter of 2013 and 30.4 billion in the fourth quarter of 2013;

•	Revised financial estimates for 2014 of $210 million to $220 million of revenue, $68 million to $72 million of adjusted EBITDA (a non-GAAP financial measure), and $10 million to $12 million of capital expenditures.

CHICAGO, May 1, 2014 – Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced its financial results for the first quarter of 2014.

“Our team is very pleased with the start to 2014,” said Ed Evans, Chief Executive Officer of Inteliquent. “During the quarter, we experienced strong financial results, continued to maintain a healthy sales pipeline, all while maintaining our emphasis on cost management. The results of the first quarter reflect the sustained improvements we have made in operating our business.”

First Quarter Results

Inteliquent generated voice revenue of $56.2 million in the first quarter of 2014, an increase of 11.3%, or $5.7 million, from $50.5 million of voice revenue in the first quarter of 2013. The foregoing excludes data revenue from the first quarter of 2013. The increase related primarily to an increase in minute volumes along with an increase in the average rate per minute.

Minutes of use increased 8.2% to 33.1 billion minutes in the first quarter of 2014, compared to 30.6 billion minutes in the first quarter of 2013. Average rate per minute for the first quarter of 2014 was $0.00170, an increase of 3.0%, compared to $0.00165 for the first quarter of 2013.

Revenue from continuing operations for the first quarter of 2014 was $56.2 million, a decrease of 5.3%, or $3.1 million, from $59.3 million for the first quarter of 2013. Revenue from continuing operations for the first quarter of 2013 included $8.7 million related to the global data business sold on April 30, 2013. Data operations for the Americas reporting unit did not meet all criteria required to receive discontinued operations accounting treatment. Excluding revenue from data operations in the Americas reporting unit for the first quarter of 2013, revenue from continuing operations increased $5.6 million in the first quarter of 2014. The increase in revenue from continuing operations is primarily related to an increase in minute volumes along with an increase in the average rate per minute.

Network and facilities expenses for the first quarter of 2014 was $24.9 million, an increase of 1.2%, or $0.3 million, from $24.6 million for the first quarter of 2013. Network and facilities expense for the first quarter of 2013 included $1.8 million related to the global data business sold on April 30, 2013. Excluding costs from data operations in the Americas reporting unit for the first quarter of 2013, network and facilities expense increased $2.1 million in the first quarter of 2014. The increase was primarily due to an increase in minute volumes, along with an increase in costs due to changes in the mix of voice services.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $11.8 million for the first quarter of 2014, a decrease of 17.5%, or $2.5 million, from $14.3 million for the first quarter of 2013. The first quarter of 2013 amount includes $1.1 million of data sales related expenses associated with our Americas reporting unit that did not qualify for discontinued operations accounting treatment. Excluding expenses from data operations in the Americas reporting unit for the first quarter of 2013, combined operating expenses decreased $1.4 million in the first quarter of 2014. The decrease was primarily the result of a decrease of $0.8 million in non-cash share-based compensation, a decrease of $0.4 million in employee expenses and a decrease of $0.2 million in professional fees.

On April 30, 2013, we completed the divestiture of our global data business to GTT. The agreement governing the sale contained certain provisions governing post-closing adjustments to the purchase price. In the first quarter of 2014, we recorded a $1.1 million loss on the sale of the data business as a result of a tentative settlement with GTT of regarding the purchase price adjustments.

Depreciation and amortization expense was $3.1 million for the first quarter of 2014, or 5.5% of revenue, compared to $4.5 million for the first quarter of 2013, or 7.6% of revenue.

Income from continuing operations in the first quarter of 2014 was $15.3 million, compared to income from continuing operations of $15.8 million for the first quarter of 2013.

On April 30, 2013, we completed the divestiture of our global data business. In the first quarter of 2013, loss from discontinued operations, net of income tax provision, was $5.3 million.

Adjusted EBITDA (a non-GAAP financial measure) from continuing operations in the first quarter of 2014 was $20.2 million, an increase of 11.6%, or $2.1 million, from $18.1 million for the first quarter of 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) in the first quarter of 2014 was $17.6 million, an increase of 46.7%, or $5.6 million, from $12.0 million for the first quarter of 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to net income.

2014 Business Outlook

As a result of Inteliquent’s first quarter results and our updated forecast for the remainder of the year, Inteliquent is revising its financial estimates for 2014. The new outlook is follows:

•	Revenue is expected to be between $210—$220 million.

•	Adjusted EBITDA (a non-GAAP financial measure) is expected to be between $68—$72 million. For purposes of this estimate, Adjusted EBITDA is calculated as EBITDA plus non-cash share-based compensation.

•	Capital Expenditures are expected to be between $10—$12 million.

Conference Call & Web Cast

The first quarter conference call will be held on Thursday, May 1, 2014 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-877-941-2332 (within the United States and Canada), or 1-480-629-9772 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on June 1, 2014. To access the replay, dial 1-800-406-7325 (within the United States and Canada), or 1-303-590-3030 (international callers) and enter the conference ID number: 4679888.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; matters arising out of or related to the impairment charge and financial forecasting practices that were the subject of an investigation by the Company’s Audit Committee; the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation; the possibility of litigation or other actions related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2013, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

The condensed consolidated statements of operations, balance sheets and statements of cash flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2014	2013
Revenue	$56,217	$59,288
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	24,890	24,636
Operations	7,307	7,798
Sales and marketing	676	2,034
General and administrative	3,800	4,499
Depreciation and amortization	3,141	4,513
Loss on sale of Americas Data assets	1,081	—

Total operating expense	40,895	43,480

Income from operations	15,322	15,808

Other (expense) income:
Interest (expense) income	(2)	39
Other expense	—	(5)

Total other (expense) income	(2)	34

Income from continuing operations before provision for income taxes	15,320	15,842
Provision for income taxes	6,127	3,606

Income from continuing operations	9,193	12,236
Loss from discontinued operations, net of provision for income taxes	—	(5,336)

Net income	$9,193	$6,900

Earnings per share – continuing operations:
Basic	$0.28	$0.38
Diluted	$0.28	$0.38
Loss per share – discontinued operations:
Basic	$—	$(0.17)
Diluted	$—	$(0.16)
Earnings per share – net income:
Basic	$0.28	$0.21
Diluted	$0.28	$0.21
Weighted average number of shares outstanding:
Basic	32,273	32,337
Diluted	32,616	32,453
Dividends paid per share:	$0.08	$—

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$70,679	$77,004
Receivables — net of allowance of $695 and $900, respectively	38,100	22,200
Deferred income taxes – current	136	720
Prepaid expenses	3,251	2,375
Other current assets	1,245	1,977

Total current assets	113,411	104,276
Property and equipment — net	25,292	25,815
Restricted cash	125	125
Deferred income taxes – noncurrent	5,824	5,495
Other assets	1,486	1,534

Total assets	$146,138	$137,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,846	$2,176
Accrued liabilities:
Taxes payable	2,477	2,437
Circuit cost	9,418	8,987
Rent	2,071	2,071
Payroll and related items	2,584	3,079
Other	1,304	1,674

Total current liabilities	20,700	20,424

Shareholders’ equity:
Preferred stock — par value of $.001; 50,000 authorized shares; no shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock — par value of $.001; 150,000 authorized shares; 32,383 shares and 32,215 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	32	32
Less treasury stock, at cost; 3,351 shares at March 31, 2014 and December 31, 2013	(51,668)	(51,668)
Additional paid-in capital	205,847	203,989
Accumulated deficit	(28,773)	(35,532)

Total shareholders’ equity	125,438	116,821

Total liabilities and shareholders’ equity	$146,138	$137,245

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2014	2013
Operating
Net income	$9,193	$6,900
Adjustments to reconcile net income to net cash flows (used for) provided by operating activities:
Depreciation and amortization	3,141	5,444
Deferred income taxes	255	(1,039)
Non-cash share-based compensation	1,024	1,870
Loss on sale of Americas Data assets	1,081	—
Loss on intercompany foreign exchange transactions	—	250
Excess tax (benefit) deficiency associated with share-based payments	(112)	488
Changes in assets and liabilities:
Receivables	(15,900)	(2,848)
Other current assets	(1,225)	2,337
Other noncurrent assets	48	(195)
Accounts payable	634	(1,005)
Accrued liabilities	(608)	(164)
Noncurrent liabilities	—	(23)

Net cash (used for) provided by operating activities	(2,469)	12,015

Investing
Purchase of equipment	(2,582)	(6,154)
Decrease in restricted cash	—	837

Net cash used for investing activities	(2,582)	(5,317)

Financing
Proceeds from the exercise of stock options	1,343	—
Restricted shares withheld to cover employee taxes paid	(295)	(117)
Excess tax benefit (deficiency) associated with share-based payments	112	(488)
Dividends paid	(2,434)	—

Net cash used for financing activities	(1,274)	(605)

Effect of exchange rate changes on cash	—	(127)
Net (decrease) increase in cash And cash equivalents	(6,325)	5,966
Cash and cash equivalents — Beginning	77,004	31,479

Cash and cash equivalents — End	$70,679	$37,445

Supplemental disclosure of cash flow information:
Cash paid for taxes	$6,579	$979
Supplemental disclosure of noncash flow items:
Investing activity — accrued purchases of equipment	$1,778	$1,848

The following table includes selected financial and operational metrics, sequentially, for the last five quarters.

Selected Financial and Operational Metrics

($ in millions, except per minute figures)	Three Months Ended
	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	2013	2013	2013	2013	2014
Total Revenue	$59.3	$53.4	$50.4	$48.5	$56.2
Adjusted EBITDA	$18.1	$16.8	$17.0	$18.0	$20.2
Total Capital Expenditures	$6.2	$1.8	$1.9	$2.6	$2.6
Free Cash Flow	$12.0	$15.0	$15.0	$15.4	$17.6
Voice Revenue	$50.5	$49.8	$50.1	$50.2	$56.2
Average Revenue per Minute	$0.00165	$0.00169	$0.00165	$0.00165	$0.00170
Minutes of Use (in millions):
Local
Local Transit Services	13,643	13,921	14,211	14,330	15,178
Switch Access (Long Distance)
Termination Services	12,285	11,569	11,662	11,306	12,539
Origination Services	4,718	3,946	4,545	4,790	5,418

Total Minutes of Use	30,646	29,436	30,418	30,426	33,135
# of Employees (1)	281	143	140	143	149

(1)	Number of employees in periods prior to Q2 2013 include employees related to the global data business, which was divested on April 30, 2013

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow”, which are non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; as well as non-recurring amounts incurred in connection with the discontinuation of our hosted service offering, severance payments, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee; a payment received under our insurance policy related to Hurricane Sandy; and the gain on sale of the global data business. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts incurred in connection with the discontinuation of our hosted service offering, severance payments, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee, a payment received under our insurance policy related to Hurricane Sandy, and the gain on sale of the global data business. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Consolidated Statement of Cash Flows. Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases. There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

($ in thousands)	Three Months Ended
	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	2013	2013	2013	2013	2014
Net income (loss)	$6,900	$33,448	$6,471	$8,834	$9,193
Interest expense (income) *	(2)	(2)	(1)	(1)	2
Provision (benefit) for income taxes *	3,833	740	4,177	5,000	6,127
Depreciation and amortization *	5,444	4,011	3,293	3,146	3,141

EBITDA	$16,175	$38,197	$13,940	$16,979	$18,463
Non-cash share-based compensation	1,870	2,060	1,239	994	1,024
Hosted services	—	—	(450)	(8)	(358)
Severance	96	278	505	15	—
Internal investigation	—	276	2,148	3	—
Insurance recovery	—	—	(423)	—	—
Loss (gain) on sale of global data business *	—	(23,964)	11	(1)	1,081

Adjusted EBITDA	$18,141	$16,847	$16,970	$17,982	$20,210
Capital Expenditures	$6,154	$1,828	$1,924	$2,564	$2,582
Free Cash Flow	$11,987	$15,019	$15,046	$15,418	$17,628

*	For comparison purposes, amounts include results from the global data business for the respective periods, prior to divestiture on April 30, 2013, which are reported as discontinued operations in the Company’s condensed consolidated statements of operations.